As filed with the Securities and Exchange Commission on October 29, 2008
Registration No. 333-141290

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1
TO
FORM F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
FORDING CANADIAN COAL TRUST
(Exact name of registrant as specified in its charter)

Alberta	1221	98-0393766
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)
Suite 1000, 205 – 9th Avenue SE
Calgary, Alberta
Canada T2G 0R3
(403) 260-9800
(Address and telephone number of registrant’s principal executive office)
CT Corporation System
111 Eighth Avenue
New York, NY 10011
(212) 590-9330
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:
Kevin D. Cramer, Esq.
Osler, Hoskin & Harcourt LLP
620 Eighth Avenue, 36th Floor
New York, New York 10018
(212) 991-2537
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
     If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

EXPLANATORY NOTE
     This Post-Effective Amendment relates to Registration Statement No. 333-141290 on Form F-3 (the “Registration Statement”) pursuant to which Fording Canadian Coal Trust, an unincorporated open-ended mutual fund trust governed by a Declaration of Trust and the laws of Alberta, Canada (“Fording”) registered 10,000,000 Fording units issuable under Fording’s Premium Distribution TM and Distribution Reinvestment Plan.
     On October 30, 2008, pursuant to an Arrangement Agreement dated as of July 29, 2008 by and between Fording and Teck Cominco Limited (“Teck”), and a related Plan of Arrangement, Teck will acquire all of the assets and liabilities of Fording and Fording will distribute the proceeds of sale to Fording’s unitholders in the amount of 0.245 of a Class B share of Teck and cash in the amount of US$82.00 (which includes the final unitholder distribution of US$3.00) (less any amounts withheld on account of taxes) per unit. As a result of the Plan of Arrangement, Fording intends to deregister its outstanding securities and has discontinued its Premium DistributionTM and Distribution Reinvestment Plan. In accordance with the undertaking contained in the Registration Statement pursuant to paragraph (3) of “Item 10. Undertakings”, Fording respectfully requests that the Securities and Exchange Commission remove from registration a total of 9,971,361 units that remain unsold under the Registration Statement. Accordingly, Fording hereby deregisters 9,971,361 units registered pursuant to the Registration Statement and remaining unsold thereunder.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and it has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, on the 29th day of October, 2008.

FORDING CANADIAN COAL TRUST, by its authorized signatories for and on behalf of its Trustees
By:	/s/ R. James Brown
	Name:	R. James Brown
	Title:	Vice President

By:	/s/ James F. Jones
	Name:	James F. Jones
	Title:	Vice President Human Resources and Legal Affairs

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons and in the capacities and on the dates indicated.

Signature	Title	Date
* Michael A. Grandin	Chairman, Chief Executive Officer and Trustee	October 29, 2008
* Boyd Payne	President	October 29, 2008
* R. James Brown	Vice President	October 29, 2008
* Mark D. Gow	Vice President and Chief Financial Officer	October 29, 2008
/s/ Richard T. Mahler Richard T. Mahler	Trustee	October 29, 2008
* Michael S. Parrett	Trustee	October 29, 2008

Signature	Title	Date
* Peter Valentine	Trustee	October 29, 2008
/s/ Donald Pether Donald Pether	Trustee	October 29, 2008
/s/ Warren S.R. Seyffert Warren S.R. Seyffert	Trustee	October 29, 2008
/s/ Gregory F. Lavelle Puglisi & Associates Gregory F. Lavelle Managing Director	Authorized United States Representative	October 29, 2008

*By:	/s/ R. James Brown
R. James Brown
Attorney-in-Fact